SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Share Repurchase Agreement”) is made as of August 1, 2024, by and among SiriusPoint Ltd. (the “Company”), and CM Bermuda Limited (the “Seller”) and CMIG International Holding Pte. Ltd. (“CMIH”). Each of the Company, the Seller and CMIH shall be a “Party” and together, “Parties” for purposes of this Share Repurchase Agreement.
WHEREAS, the Seller holds 11,710,956 Series A Preference Shares of the Company, par value US$0.10 per share (the “Seller Series A Preference Shares”);
WHEREAS, concurrently with the execution of this Share Repurchase Agreement, the Parties are entering into that certain Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”);
WHEREAS, the Seller holds 54,798,437 common shares of the Company, par value US$0.10 per share (the “Shares”);
WHEREAS, subject to the concurrent execution and delivery of the Settlement Agreement, the Seller desires to sell, and the Company desires to repurchase 9,077,705 of the Shares (such shares, the “Sale Shares”) at a price per share equal to US$13.77 (the “Per Share Purchase Price”) upon the terms and subject to the conditions of this Share Repurchase Agreement (the “Share Repurchase”);
WHEREAS, the Sale Shares will be cancelled and retired by the Company upon the consummation of the Share Repurchase;
WHEREAS, the Board of Directors of the Company has authorized the Share Repurchase; and
WHEREAS, it is the intention of the Parties that the Share Repurchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Purchase and Sale of Sale Shares.
1.Sale of Shares. Subject to the terms and conditions of this Share Repurchase Agreement, at the Repurchase Closing (as defined below), the Seller agrees to sell to the Company, and the Company agrees to purchase from the Seller, the Sale Shares at a price per each share equal to the Per Share Purchase Price.
2.Repurchase Closing. The purchase and sale of the Sale Shares shall take place remotely via the electronic exchange of documents and signatures on August 9, 2024 (such closing, the “Repurchase Closing”). The date on which the Repurchase Closing takes place shall be the “Repurchase Closing Date.” At the

Repurchase Closing: (a) the Company shall pay to the Seller in cash the amount of US$124,999,998 (the “Purchase Price”) which represents the product of (i) the Per Share Purchase Price multiplied by (ii) the number of Sale Shares, which Purchase Price shall be paid by wire transfer of immediately available funds to the account of Seller set forth on Exhibit A; and (b) the Seller shall deliver, or cause to be delivered, to Company a duly executed instruction letter relating to the cancellation of the Sale Shares in the form provided by Computershare Limited, the Company’s transfer agent. For avoidance of doubt and for all purposes under this Agreement, payment is deemed to have been made when the Purchase Price is received in the account set forth on Exhibit A.
2.Representations and Warranties of the Seller. CMIH and the Seller hereby represent and warrant that:
1.Ownership of Shares. Except for the lien described on Schedule 2.1 to this Share Repurchase Agreement (the “Permitted Lien”), the Seller: (a) owns all right, title and interest (legal and beneficial) in and to all of the Sale Shares, free and clear of all liens, including, but not limited to, any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws; (b) has good and marketable title to the Sale Shares; and (c) has the full power and authority to sell, transfer, convey, assign and deliver to the Company the Sale Shares being sold by Seller to the Company. Upon payment of the Purchase Price for the Sale Shares, the Company shall acquire valid and unencumbered title to the Sale Shares. The Permitted Lien will be released with respect to the Sale Shares upon payment to Seller of the Purchase Price pursuant to the terms of this Repurchase Agreement.
2.Authorization; Approval; Enforceability. The Seller has full power and authority to execute, deliver and, subject to execution and delivery by CCB (as defined below) of the Payoff Letter (as defined below), to perform its obligations under this Share Repurchase Agreement. This Share Repurchase Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.Consents. No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Seller, CMIH or any of their respective affiliates (other than, if applicable, the Company and its subsidiaries) (collectively, the “Seller Entities”) in connection with the execution and delivery of this Share Repurchase Agreement or the consummation of the transactions contemplated hereby (other than the Payoff Letter obtained on or before the Repurchase Closing).
4.No Conflicts. Neither the execution and delivery of this Share Repurchase Agreement nor, subject to the execution and delivery by CCB of the Payoff Letter, compliance with the terms and provisions hereof on the part of the Seller will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Seller’s or CMIH’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, Share Repurchase Agreement or instrument to which the Seller or CMIH is a party or by which the Seller, CMIH or their respective assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Seller’s ability to perform its obligations hereunder.
5.Litigation. There is no action, suit, proceeding or investigation pending or, to the Seller’s or CMIH’s knowledge, currently threatened that questions the validity of this Share Repurchase Agreement, or the right of the Seller or CMIH to enter into this Share Repurchase Agreement, or to consummate the transactions contemplated hereby.
6.Sophistication of the Seller and CMIH. Each of the Seller and CMIH: (a) is a sophisticated investor familiar with transactions similar to those contemplated by this Share Repurchase Agreement; (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Sale Shares; (iii) has independently and without reliance upon the Company or any of its officers, directors or other affiliates, and based on such information and the advice of such advisors as the Seller and CMIH has deemed appropriate, made its own analysis and decision to enter into this Share Repurchase Agreement. Each of the Seller and CMIH acknowledges that neither the Company nor any of its affiliates is acting as a fiduciary or financial or investment adviser to any of the Seller Entities, and has not given any Seller Entity any investment advice, opinion or other information on whether the sale of the Sale Shares is prudent. Each of the Seller and CMIH understands that the Company will rely on the accuracy and truth of the foregoing representations, and each of the Seller and CMIH hereby consents to such reliance. The Seller Entities have sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Share Repurchase.
7.Information Concerning the Company. Each of the Seller and CMIH acknowledge that the Company may be in possession of material non-public information about the Company and its subsidiaries not known to the Seller and CMIH as a result of the Seller’s observer on the Board of Directors or any committee thereof recusing from, or not attending, one or more meetings of the Board of Directors or any committee thereof and each of them hereby waives any and all claims and causes of action now or hereafter arising against the Company based upon or relating to any alleged non-disclosure of such information and further covenants not to assert any claims against or to sue the Company or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its offer and sale of the Sale Shares pursuant to this Share Repurchase Agreement arising out of, based upon or in connection with any alleged non-disclosure of such information. It is understood and agreed that the Company makes no representation or warranty to the Seller or CMIH whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or any of its subsidiaries, or with respect to the value of the Sale Shares other than the representations and warranties contained in Section 3.
8.No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Share Repurchase Agreement based on any agreement made by or on behalf of any Seller Entity.

3.Representations and Warranties of the Company. The Company hereby represents and warrants that:
1.Authorization; Approval; Enforceability. The Company has full power and authority to execute, deliver and perform its obligations under this Share Repurchase Agreement. This Share Repurchase Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.No Consent. No material consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or entity is required on the part of the Company in connection with the execution and delivery of this Share Repurchase Agreement or the consummation of the transactions contemplated hereby (other than consents obtained on or before the Repurchase Closing). EA Consulting Pte. Ltd., in its capacity as receiver of 81.8% of the shares of CMIH, has provided all necessary consents and approvals in connection with the Share Repurchase.
3.No Conflicts. Neither the execution and delivery of this Share Repurchase Agreement nor compliance with the terms and provisions hereof on the part of Company will breach any statutes or regulations of any governmental authority, domestic or foreign, or will conflict with or result in a breach of the Company’s organizational documents or of any of the terms, conditions or provisions of any judgment, order, injunction, decree, agreement or instrument to which the Company is a party or by which the Company or its assets may be bound, or constitute a default thereunder or an event which with the giving of notice or passage of time or both would constitute a default thereunder, which, in each of the foregoing cases, would have any material adverse impact on the Company’s ability to perform its obligations hereunder.
4.Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of this Share Repurchase Agreement, or the right of the Company to enter into this Share Repurchase Agreement, or to consummate the transactions contemplated hereby.
5.Financial Capability. At the Repurchase Closing, the Company will have sufficient immediately available funds to pay, in cash, the Purchase Price.
6.No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Share Repurchase Agreement based on any agreement made by or on behalf of the Company.
7.No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3, NEITHER

THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE COMPANY.
4.Conditions to Closing.
1.The obligation of the Seller and CMIH to consummate the transactions contemplated hereby to be effectuated at the Repurchase Closing shall be subject to the fulfillment or waiver at or prior to the Repurchase Closing of the following conditions:
(a)Each representation and warranty made by the Company in Section 3 shall be true and correct on and as of the Repurchase Closing Date as though made as of the Repurchase Closing Date;
(b)The Company shall have paid to Seller the Settlement Payment (as that term is defined in the Settlement Agreement).
2.The obligation of the Company to consummate the transactions contemplated hereby to be effectuated at the Repurchase Closing shall be subject to the fulfillment or waiver at or prior to the Repurchase Closing of the following conditions:
(a)Each representation and warranty made by CMIH in Section 2 shall be true and correct on and as of the Repurchase Closing Date as though made as of the Repurchase Closing Date, and the Seller shall have delivered to the Company a payoff letter (the “Payoff Letter”) executed by China Construction Bank Corporation, Shanghai Branch, as a secured party and agent for certain other lenders (“CCB”) pursuant to a Pledge and Security Agreement dated as of June 15, 2021, stating therein that the Permitted Lien with respect to the Sale Shares and the Seller Series A Preference Shares will be fully released upon payment to Seller of (x) the Purchase Price pursuant to the terms of this Repurchase Agreement, and (y) the Settlement Payment under the Settlement Agreement; and
(b)The Seller and CMIH shall have executed and delivered the Settlement Agreement.
5.Miscellaneous.
1.Termination. This Share Repurchase Agreement may be terminated prior to the Repurchase Closing as follows: (a) at any time on or prior to the Closing, by mutual written consent of the Parties; or (b) at the election of any Party by written notice to other Parties, after 5:00 p.m., New York time, on August 9, 2024 if the Repurchase Closing shall not have occurred, unless such date is extended by the mutual written consent of the Parties; provided, however, that the right to terminate this Share Repurchase Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to perform or observe in any material respect any of its obligations (including the delivery by the Seller of the payoff letter contemplated by Section 4.2(a)) under this Share Repurchase Agreement shall have been the principal cause of or resulted in the failure of the Repurchase Closing to occur on or before such date.
2.Share Sales. From the date hereof until the earlier of (a) termination of this Share Repurchase Agreement or (b) the Repurchase Closing, the Seller shall not sell, dispose, transfer, encumber, pledge or otherwise take any similar actions with respect to the Sale Shares.
3.Other Obligations. The Seller and Company will share equally any amounts to be paid for stamp or share transfer duties, if any, in Bermuda in connection with Share Repurchase. The Seller pay all other stamp or share transfer duties imposed by any other jurisdiction in connection with Share Repurchase.
4.Public Announcement. Except as may be required by applicable law, no Party nor any of its affiliates shall make an public announcements or otherwise communicate with any news media with respect to this Share Repurchase Agreement or the transactions contemplated hereby, without prior consultation with the Company or the Seller, as applicable, as to the timing an contents of any such announcement or communications; provided, however, that the Company shall be entitled to promptly make any filings with any governmental entity (including, for the avoidance of doubt, the U.S. Securities and Exchange Commission) or disclosures with the stock exchange, if any, on which the Company’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Share Repurchase Agreement or the consummation of the transactions contemplated hereby, and the parties acknowledge and agree that the Company shall announce the Repurchase Transaction via press release after execution hereof.
5.Successors and Assigns; Third Party Beneficiaries. The terms and conditions of this Share Repurchase Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Neither this Share Repurchase Agreement nor any of the rights or obligations of any party under this Share Repurchase Agreement shall be assigned, in whole or in part by any Party without the prior written consent of the other Party.
6.Governing Law. This Share Repurchase Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of the State of New York.
7.Mandatory Arbitration. The Parties agree that any claims arising out of this Share Repurchase Agreement be resolved by mediation and, if necessary, final and binding arbitration.
(a)In the event of a dispute or controversy arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Share Repurchase Agreement (a “Dispute”), the Parties agree to submit the Dispute at the earliest possible date to non-binding mediation before a third-party mediator mutually engaged by the Parties with each Party to bear equally the costs of the mediation.
(b)If the Dispute is not resolved by mediation within thirty (30) days following the first substantive session of the mediation, which period can be extended by mutual Share Repurchase Agreement of the Parties, then the Dispute shall be resolved exclusively by arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association. Notwithstanding the foregoing, the Parties shall have the right to seek the following to prevent any violation of this Share Repurchase Agreement: (i) a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction; or (ii) interim injunctive or equitable relief from the arbitrator. Any request to arbitrate the Dispute must be made in writing within the applicable statute of limitations.
(c)Any arbitration proceeding brought under this Share Repurchase Agreement shall be conducted before one (1) arbitrator in New York County, New York; provided that the arbitrator shall be an attorney: (i) with at least ten (10) years of significant experience in commercial litigation matters; and/or (ii) a former federal or state court judge. By executing this Share Repurchase Agreement, and in particular this arbitration agreement, each Party waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that such Party is not subject to the jurisdiction of the arbitration. Each Party to any dispute shall pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award any party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorneys’ fees; provided however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.
(d)Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(e)It is part of the essence of this Share Repurchase Agreement that any Dispute hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Parties agree that all proceedings in any mediation or arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the mediation or arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the mediation or arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure outside the mediation or arbitration as permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).

8.Counterparts. This Share Repurchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically executed (including via DocuSign) and/or transmitted signature pages shall be accepted as originals for all purposes hereof.
9.Amendment and Waivers. Any term of this Share Repurchase Agreement may be amended or waived only with the written consent of the Company, the Seller and CMIH. Any waiver by any Party hereto of a breach of any provision of this Share Repurchase Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Share Repurchase Agreement. The failure of a Party hereto to insist upon strict adherence to any term of this Share Repurchase Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Share Repurchase Agreement.
10.Severability. If one or more provisions of this Share Repurchase Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Share Repurchase Agreement and the balance of the Share Repurchase Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
11.Survival of Representations and Warranties. The representations, warranties and covenants made by the Seller and the Company shall survive the Repurchase Closing.
12.Entire Share Repurchase Agreement. This Share Repurchase Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.
13.Expenses. Each of the Company, the Seller and CMIH shall pay all costs and expenses that such Party incurs with respect to the negotiation, execution, delivery and performance of this Share Repurchase Agreement and the transactions thereby contemplated.
14.Further Assurances. Upon the terms and subject to the conditions of this Share Repurchase Agreement, each of the Parties agrees to execute such additional documents, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Share Repurchase Agreement.
15.Interpretation. The headings contained in this Share Repurchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Share Repurchase Agreement. Whenever the words “include,” includes” or “including” are used in this Share Repurchase Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Share Repurchase Agreement, “person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, other entity or unincorporated organization or government or other agency or political subdivision thereof. Any capitalized term used in this Share Repurchase Agreement shall have the meaning ascribed to it within this Share Repurchase Agreement. All section references in this Share Repurchase Agreement are to sections of this Share Repurchase Agreement unless otherwise specified. All references to “this Share Repurchase Agreement” include Schedule 2.1 to this Share Repurchase Agreement.
16.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Share Repurchase Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or sent via email to the recipient (with confirmation of receipt). Such notices, demands and other communications will be sent to the address indicated below:
If to Company:
SiriusPoint Ltd.
Point Building 3 Waterloo Lane
Pembroke HM 08, Bermuda
Attention: Linda Lin, Chief Legal Officer
Email: [Intentionally Omitted]
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:        [Intentionally Omitted]
        [Intentionally Omitted]
Attention:    Todd E. Freed
        Jon A. Hlafter
If to Seller or CMIH:
Saw Meng Tee
Centennial Tower, Level 17#10
3 Temasek Avenue
Singapore 039190
Email: [Intentionally Omitted]
and
Li Hang, Cheryl
Centennial Tower, Level 17#10
3 Temasek Avenue
Singapore 039190
Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:
Christopher Stanton
Perkins Coie LLP
1201 Third Avenue
Seattle, Washington 98101
Email: [Intentionally Omitted]
or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Share Repurchase Agreement as of the date first above written.
SIRIUSPOINT LTD.
        /s/ Scott Egan
    Name:    Scott Egan
    Title:    Chief Executive Officer
[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Share Repurchase Agreement as of the date first above written.
CM BERMUDA LIMITED
By:    /s/ Li Hang,
    Name:    Li Hang
    Title:    Director
CMIG INTERNATIONAL HOLDING PTE. LTD.
By:
    Name:    Saw Meng Tee
    Title:    Director

[Signature Page to Share Repurchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Share Repurchase Agreement as of the date first above written.
CM BERMUDA LIMITED
By:
    Name:    Li Hang
    Title:    Director
CMIG INTERNATIONAL HOLDING PTE. LTD.
By:    /s/ Saw Meng
    Name:    Saw Meng
    Title:    Director

[Signature Page to Share Repurchase Agreement]

EXHIBIT A – SELLER WIRE INSTRUCTIONS
[Intentionally Omitted]

Schedule 2.1

Permitted Lien
China Construction Bank Corporation, Shanghai Branch as a secured party and agent for certain other lenders, holds a lien on the Sale Shares and Seller Series A Preference Shares pursuant to a Pledge and Security Agreement dated as of June 15, 2021. The pledge and lien cover assets beyond those related to this transaction and will remain in place after consummation of this transaction with respect to such other assets.